Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

OFA Group

This Executive Employment Agreement (the “Agreement”) is entered into as of September 30, 2026, between Eugene M. Johnston, an individual (“Executive”) and OFA Group, an Exempted Company incorporated in the Cayman Islands with Limited Liability (the “Company”). Executive’s employment hereunder shall commence on October 1, 2026, or such other date as the parties may mutually agree in writing (the “Effective Date”).

RECITALS:

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer to provide financial leadership, direction, and management of the Company’s financial strategy, operations, and reporting;

WHEREAS, Executive possesses unique skills, experience, and qualifications that make Executive particularly suited to serve as the Company’s Chief Financial Officer;

WHEREAS, Executive desires to accept such employment and provide services to the Company upon the terms and conditions set forth herein;

WHEREAS, the parties desire to set forth the terms and conditions of Executive’s employment in a written agreement that will be legally binding upon both parties; and

WHEREAS, the parties acknowledge that Executive will have access to confidential and proprietary information of the Company and its affiliates and that the Company has a legitimate interest in protecting such information and its business relationships;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

1. EMPLOYMENT

(a) Position and Authority

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as Chief Financial Officer of the Company. During the Employment Period (as defined below), Executive shall have the authority, functions, duties, and responsibilities customarily associated with the position of Chief Financial Officer of a publicly-traded company, including without limitation: (i) overall financial planning, direction, and leadership of the Company’s financial operations; (ii) oversight of financial reporting, accounting, and audit functions, including management of the Company’s relationship with its independent registered public accounting firm; (iii) management of treasury operations, capital structure, and investor relations; (iv) supervision of budgeting, forecasting, and financial analysis; (v) serving as the Company’s principal financial officer and principal accounting officer, including executing the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and ensuring compliance with financial reporting requirements under applicable laws, regulations, and stock exchange requirements; (vi) oversight of risk management and internal control over financial reporting, including the remediation of any identified material weaknesses; (vii) development and execution of financial strategy aligned with business objectives; (viii) participating as a member of the senior executive team in strategic planning and decision-making; and (ix) such other duties and responsibilities as may be assigned to Executive from time to time by the Chief Executive Officer or the Board, provided that such duties and responsibilities are consistent with Executive’s position as Chief Financial Officer and are reasonable in scope and nature. Executive shall report to the Chief Executive Officer and shall have direct access to the Audit Committee of the Board.

(b) Term of Employment

The Company shall employ Executive, and Executive agrees to be employed with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”), subject to earlier termination as provided in Section 4 hereof. The term of employment shall not renew automatically. Upon the expiration of the Initial Term and of each Extension Term (as defined below), the term may be extended for one (1) additional year (each such extension, an “Extension Term,” and together with the Initial Term, the “Employment Period”) only if (i) such extension is approved by the Board or the Compensation Committee (as defined below) and (ii) Executive agrees in writing to such extension. The Company shall notify Executive in writing, not later than sixty (60) days prior to the expiration of the Initial Term or the then-current Extension Term, as applicable, whether the Board or the Compensation Committee has approved an extension, and any such extension may be conditioned upon such modifications to the terms of this Agreement as the Board or the Compensation Committee may propose and Executive may accept in writing. Unless the Employment Period is extended as provided above, Executive’s employment shall terminate upon the expiration of the Employment Period. If the Employment Period expires because the Board or the Compensation Committee does not approve an extension, or because the Company proposes an extension on terms less favorable to Executive than those then in effect and Executive declines such extension, such expiration shall be treated as a termination of Executive’s employment by the Company without Cause for purposes of Section 2(c)(iii) and Section 5(b), effective as of the date of such expiration. If the Employment Period expires because Executive declines an extension approved by the Board or the Compensation Committee on terms no less favorable to Executive than those then in effect, such expiration shall be treated as a termination by Executive without Good Reason.

(c) Time and Effort

During the Employment Period, Executive shall serve the Company on a full-time basis and shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties and responsibilities hereunder and act at all times in the best interests of the Company. Executive shall not, without the prior written consent of the Chief Executive Officer, render services to any other person or business, whether as an employee, consultant, officer, or otherwise, and shall not perform services for any business that is, or would be, in any way competitive with the Company or its affiliates (“Competitive Services”). Executive has disclosed to the Company in writing all business, consulting, officer, and board positions held by Executive as of the date hereof (the “Disclosed Activities”). Executive’s continued involvement in any Disclosed Activity shall be subject to the prior written approval of the Chief Executive Officer and shall not interfere with the performance of Executive’s duties hereunder or create a conflict of interest with the Company. Nothing herein shall prevent Executive from (i) serving on the boards of directors of other corporations, partnerships, or other entities with the prior written consent of the Chief Executive Officer (which consent shall not be unreasonably withheld), (ii) engaging in charitable, educational, religious, or similar activities, (iii) managing Executive’s passive personal investments, or (iv) engaging in any other activities approved in advance in writing by the Chief Executive Officer, so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder, create a conflict of interest, or violate Section 3 or Section 6 hereof.

(d) Principal Place of Employment

Executive shall perform Executive’s duties remotely from Executive’s residence in the State of North Carolina, or from such other location as the parties may agree in writing. Executive shall travel to the Company’s headquarters, currently located at 3720 Skypark Drive, Torrance, California 90505, and to such other locations as may be reasonably necessary for the performance of Executive’s duties hereunder or as reasonably requested by the Chief Executive Officer. Executive shall not relocate Executive’s principal residence outside the State of North Carolina without the prior written consent of the Company.

2. COMPENSATION AND BENEFITS

(a) Base Salary

During the Employment Period, the Company shall pay Executive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) (the “Base Salary”), payable in accordance with the Company’s regular payroll practices for its senior executives as in effect from time to time, but in no event less frequently than monthly. The Base Salary shall be subject to applicable federal, state, and local tax withholdings and other authorized deductions. The Base Salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (but not decreased without Executive’s written consent) in the discretion of the Board or the Compensation Committee based upon Executive’s performance, the Company’s performance, competitive market conditions, and such other factors as the Board or Compensation Committee deems relevant; provided, however, that any reduction in Base Salary shall constitute Good Reason (as defined in Section 4(d) below) for purposes of this Agreement.

(b) Annual Bonus

For each fiscal year of the Company ending during the Employment Period, beginning with the fiscal year ending March 31, 2027, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in an amount ranging from zero percent (0%) to twenty percent (20%) of the Base Salary actually paid to Executive for such fiscal year. Whether any Annual Bonus is paid, and the amount thereof, shall be determined by the Compensation Committee in its sole discretion, based upon the achievement of key performance indicators (“KPIs”) established by the Compensation Committee, after consultation with the Chief Executive Officer and Executive, within ninety (90) days after the start of each fiscal year (or, for the fiscal year ending March 31, 2027, within sixty (60) days after the Effective Date), and such other factors as the Compensation Committee deems relevant. KPIs may include, without limitation, the timely filing of the Company’s periodic reports, remediation of material weaknesses in internal control over financial reporting, completion of the annual audit, and achievement of financing and reporting milestones. Achievement of any or all KPIs shall not entitle Executive to any particular Annual Bonus amount. Any Annual Bonus shall be paid in a lump sum no later than June 15 following the end of the fiscal year to which it relates, and, except as provided in Section 5(b), Executive must be employed by the Company on the payment date to earn and receive any Annual Bonus.

(c) Equity Awards

(i) Sign-On Option. No later than thirty (30) days following the Effective Date, the Compensation Committee shall approve, and the Company shall grant to Executive, an option to purchase Sixty Thousand (60,000) Class A ordinary shares of the Company (the “Sign-On Option”). The number of shares subject to the Sign-On Option is fixed and shall not be adjusted based on the market price of the Company’s Class A ordinary shares or the value of the grant, except for equitable adjustments for share splits, consolidations, and similar events as provided in the Plan (as defined below).

(ii) Annual Option Grants. Beginning with the fiscal year ending March 31, 2028, and for each fiscal year thereafter during the Employment Period, Executive shall be eligible to receive an annual grant of an option to purchase up to Fifty Thousand (50,000) Class A ordinary shares of the Company (each, an “Annual Option”). Whether an Annual Option is granted in any fiscal year, and the number of shares subject thereto, shall be determined by the Compensation Committee in its sole discretion, taking into account Executive’s performance, the Company’s performance, and such other factors as the Compensation Committee deems relevant. Nothing in this Agreement shall entitle Executive to receive any Annual Option in any fiscal year. The Compensation Committee may, in its sole discretion, grant Executive additional equity or other long-term incentive awards from time to time.

(iii) Terms of Options. Each option granted under this Section 2(c) shall (A) be granted under and subject to the terms and conditions of the OFA Group 2026 Equity Incentive Plan, as amended from time to time, or any successor plan (the “Plan”), and an award agreement in the form approved by the Compensation Committee; (B) have a per-share exercise price equal to not less than the fair market value of a Class A ordinary share on the date of grant, as determined under the Plan; (C) vest and become exercisable in twelve (12) substantially equal quarterly installments over three (3) years following the vesting commencement date (which shall be the Effective Date for the Sign-On Option and the date of grant for each Annual Option), subject to Executive’s continued employment with the Company through each applicable vesting date; and (D) be designated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as a nonqualified stock option, as determined by the Compensation Committee and to the extent permitted by the Plan and applicable law. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case within three (3) months before, upon, or within twelve (12) months following a Change in Control, then, subject to Executive’s execution and non-revocation of the release described in Section 5(b), all then-unvested options held by Executive shall vest and become exercisable in full as of the later of the date of such termination and the date of such Change in Control. Notwithstanding Section 6.3 of the Plan, if such termination occurs within the three (3) months before a Change in Control, the unvested portion of Executive’s options shall remain outstanding (but shall not be exercisable) until the earlier of the consummation of a Change in Control and the date that is three (3) months after the date of termination, and shall be forfeited on such date if no Change in Control has been consummated. Except as provided in the preceding sentence or as expressly provided in the Plan or the applicable award agreement, no vesting shall accelerate or continue following the termination of Executive’s employment for any reason, and any portion of an option that is unvested as of the date of termination shall be forfeited without consideration.

(d) Employee Benefits

During the Employment Period, Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available to senior executives of the Company, including without limitation health, dental, and vision insurance plans, disability insurance, life insurance, retirement plans, and flexible spending accounts, in each case subject to the terms and conditions of such plans, programs, and arrangements and applicable law. The Company reserves the right to modify, suspend, or terminate any benefit plan, program, or arrangement at any time, provided that such modification, suspension, or termination applies generally to similarly situated employees of the Company.

(e) Vacation and Personal Time Off

Executive shall be entitled to not less than four (4) weeks of paid vacation time per calendar year (pro-rated for partial years of employment), to be taken at such times as Executive may determine, subject to the reasonable business needs of the Company and advance notice to the Board. Executive shall also be entitled to all paid holidays generally observed by the Company and such personal time off as may be provided under the Company’s policies applicable to senior executives. Unused vacation time may be carried over to the following calendar year subject to the Company’s policies, but in no event shall Executive be entitled to accumulate more than eight (8) weeks of unused vacation time.

(f) Business Expenses

The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement and travel policies as in effect from time to time and subject to Executive’s provision of appropriate documentation and receipts. All business travel, and any other expense requiring pre-approval under such policies, shall require the prior written approval of the Chief Executive Officer. Travel between Executive’s residence and the Company’s headquarters or other Company locations for Company business shall constitute business travel reimbursable under this Section 2(f), subject to such prior written approval. The Company shall reimburse Executive for approved expenses within thirty (30) days after Executive’s submission of appropriate expense reports and supporting documentation, and in all events in compliance with applicable law; provided that no reimbursement shall be paid later than the end of the calendar year following the year in which the expense was incurred.

(g) Directors’ and Officers’ Insurance

During the Employment Period and for a period of six (6) years following the termination of Executive’s employment for any reason, the Company shall include Executive as a named insured under any directors’ and officers’ liability insurance policy maintained by the Company, with coverage amounts, terms, and conditions no less favorable than those provided to other senior executives and directors of the Company.

(h) Clawback

Any Annual Bonus, option, or other incentive-based compensation paid or granted to Executive shall be subject to recovery under the Company’s compensation recovery policy adopted pursuant to Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608, as in effect from time to time, and to any other recovery or clawback required by applicable law or stock exchange rules. Any recovery under such policy shall not constitute Good Reason or a breach of this Agreement.

3. CONFIDENTIALITY, NON-DISCLOSURE, AND PROPRIETARY INFORMATION

(a) Confidential Information

Executive acknowledges that during the course of Executive’s employment with the Company, Executive will have access to and become acquainted with various trade secrets, confidential information, and proprietary information of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), including but not limited to: (i) financial information, including revenues, costs, profits, pricing, margins, financial statements, budgets, projections, and forecasts; (ii) business plans, strategies, methods, customer lists, supplier lists, and marketing plans; (iii) technical information, including research, development, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, software, source code, object code, documentation, and databases; (iv) personnel information, including personnel lists, compensation data, and performance evaluations; (v) commercial information, including contracts, agreements, licenses, and business relationships; and (vi) any other information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Confidential Information”). Executive understands and acknowledges that such Confidential Information constitutes valuable, special, and unique property of the Company Group and that disclosure of such Confidential Information would cause irreparable harm to the Company Group.

(b) Non-Disclosure Obligations

Executive covenants and agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter, directly or indirectly, without the prior written consent of the Company: (i) disclose, divulge, reveal, communicate, share, transfer, or provide access to any Confidential Information to any third party; (ii) use any Confidential Information for Executive’s own benefit or for the benefit of any third party; or (iii) use any Confidential Information for any purpose other than the performance of Executive’s duties and responsibilities hereunder. The obligations set forth in this Section 3(b) shall not apply to information that: (A) is or becomes generally known to the public through no breach of this Agreement by Executive; (B) is rightfully received by Executive from a third party without breach of any confidentiality obligation; (C) is required to be disclosed pursuant to applicable law, regulation, or court order, provided that Executive gives the Company prompt written notice of such requirement prior to disclosure and cooperates with the Company in any effort to seek a protective order or other appropriate remedy; or (D) is independently developed by Executive without use of or reference to any Confidential Information.

(c) Return of Company Property

Executive acknowledges that all documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment shall be and remain the sole property of the Company. Upon termination of Executive’s employment for any reason, or upon the Company’s request at any time during Executive’s employment, Executive shall immediately return to the Company all such Company property in Executive’s possession or control, including without limitation all originals and copies thereof and all electronic devices containing such property, and Executive shall not retain any copies, reproductions, or summaries thereof.

(d) Intellectual Property Assignment

Executive agrees that all inventions, discoveries, developments, improvements, innovations, processes, methods, designs, analyses, reports, and all similar or related information (whether or not patentable or registrable under copyright or similar laws) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, or reduced to practice by Executive (either alone or jointly with others) while employed by the Company (collectively, “Work Product”) shall belong exclusively to the Company. Executive hereby assigns and transfers to the Company all right, title, and interest worldwide in and to any Work Product and agrees to take such actions as may be reasonably requested by the Company, both during and after Executive’s employment, to establish and confirm such ownership (including, without limitation, executing assignments, oaths, declarations, and other documents and providing testimony). Executive is hereby notified that this Section 3(d) does not apply to any invention that qualifies fully for protection under Section 2870 of the California Labor Code or Section 66-57.1 of the North Carolina General Statutes. Section 2870 of the California Labor Code provides that an employee’s obligation to assign inventions to an employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (1) relate, at the time of conception or reduction to practice, to the employer’s business or actual or demonstrably anticipated research or development of the employer, or (2) result from any work performed by the employee for the employer.

(e) Protected Rights

Nothing in this Agreement (including Sections 3 and 6 hereof) prohibits or restricts Executive from (i) reporting possible violations of law or regulation to, filing a charge or complaint with, communicating with, or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the California Civil Rights Department, or any other federal, state, or local governmental agency or self-regulatory organization, or receiving an award for information provided to any governmental agency, in each case without notice to or approval from the Company; (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (iii) testifying truthfully in any legal proceeding. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4. TERMINATION OF EMPLOYMENT

(a) Death

Executive’s employment hereunder shall terminate automatically and immediately upon Executive’s death. In the event of such termination, Executive’s estate or beneficiaries shall be entitled to receive: (i) any accrued but unpaid Base Salary through the date of death; (ii) any accrued but unused vacation time through the date of death; (iii) any unreimbursed business expenses properly incurred prior to the date of death; and (iv) any other benefits or compensation required to be paid under applicable law or the terms of any applicable benefit plan or program.

(b) Disability

If Executive becomes unable to perform Executive’s essential duties hereunder, with or without reasonable accommodation, due to physical or mental illness, injury, or incapacity for a period of ninety (90) consecutive days or for periods aggregating one hundred twenty (120) days in any twelve (12) month period, then the Company may terminate Executive’s employment upon thirty (30) days’ prior written notice to Executive (the “Disability Notice”); provided, however, that during such thirty (30) day period, Executive may return to the full-time performance of Executive’s duties, in which case the Disability Notice shall be deemed rescinded. For purposes of this Agreement, Executive’s inability to perform Executive’s essential duties shall be determined by a physician selected by the Company and reasonably acceptable to Executive (or Executive’s guardian or other representative). Any termination of Executive’s employment under this Section 4(b) is referred to herein as a termination due to “Disability.” In the event of termination due to Disability, Executive shall be entitled to receive only the payments and benefits provided in Section 5(a) below.

(c) Termination by the Company for Cause

The Company may terminate Executive’s employment at any time for “Cause” by providing written notice to Executive specifying the conduct constituting Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any misdemeanor involving moral turpitude, dishonesty, or fraud; (ii) Executive’s commission of any act of fraud, embezzlement, theft, or other material dishonesty against the Company or any of its subsidiaries or affiliates; (iii) Executive’s material breach of any fiduciary duty owed to the Company; (iv) Executive’s willful and continued failure to perform Executive’s material duties hereunder after receiving written notice from the Board specifying such failure and a reasonable opportunity to cure (not to exceed thirty (30) days) such failure; (v) Executive’s material violation of any material Company policy, including but not limited to policies relating to sexual harassment, workplace conduct, or conflicts of interest, that, if curable, remains uncured for a period of thirty (30) days after written notice thereof from the Company; (vi) Executive’s breach of any material provision of this Agreement, including but not limited to the provisions relating to confidentiality, non-disclosure, or non-solicitation, that remains uncured for a period of thirty (30) days after written notice thereof from the Company; or (vii) Executive’s willful misconduct that causes material harm to the Company.

(d) Termination by Executive for Good Reason

Executive may terminate Executive’s employment for “Good Reason” at any time during the Employment Period by providing thirty (30) days’ prior written notice to the Company; provided, however, that Executive may not terminate employment for Good Reason unless: (i) Executive has provided the Company with written notice describing the condition giving rise to Good Reason within ninety (90) days of the initial existence of such condition; (ii) the Company has failed to remedy such condition within thirty (30) days after receiving such written notice (the “Cure Period”); and (iii) Executive terminates employment within thirty (30) days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (A) a material diminution in Executive’s base compensation; (B) a material diminution in Executive’s authority, duties, or responsibilities; (C) a requirement that Executive relocate Executive’s principal residence, or regularly perform Executive’s duties in person at a location more than fifty (50) miles from Executive’s residence in North Carolina (other than business travel contemplated by Section 1(d)); (D) a material breach by the Company of any provision of this Agreement; or (E) following a Change in Control (as defined below), any action by the Company or its successor that would constitute grounds for termination for Good Reason under the foregoing clauses (A) through (D).

(e) Termination by the Company without Cause or by Executive without Good Reason

The Company may terminate Executive’s employment at any time without Cause by providing thirty (30) days’ prior written notice to Executive (or pay in lieu thereof). Executive may terminate Executive’s employment at any time without Good Reason by providing thirty (30) days’ prior written notice to the Company; provided, however, that the Company may, in its sole discretion, elect to waive all or any portion of such notice period and such waiver shall not constitute termination by the Company.

(f) Change in Control

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) any Person (as defined below) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of a merger, consolidation, reorganization, or other business combination involving the Company, unless immediately following such transaction the shareholders of the Company immediately prior to such transaction continue to own more than fifty percent (50%) of the combined voting power of the surviving entity; (iii) the consummation of a sale, lease, transfer, or other disposition of all or substantially all of the assets of the Company; or (iv) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company. For purposes of this definition, “Person” shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended.

5. COMPENSATION UPON TERMINATION

(a) Termination for Cause, without Good Reason, or upon Death or Disability

If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or Disability, then Executive (or Executive’s estate or beneficiaries, as applicable) shall be entitled to receive only: (i) any accrued but unpaid Base Salary through the date of termination; (ii) any accrued but unused vacation time through the date of termination; and (iii) any unreimbursed business expenses properly incurred prior to the date of termination. Following such termination, Executive shall have no further right to receive any other compensation or benefits from the Company, except as may be required under applicable law or the terms of any applicable benefit plan.

(b) Termination without Cause or for Good Reason

If Executive’s employment is terminated during the Employment Period by the Company without Cause, or by Executive for Good Reason, then, subject to Executive’s execution and non-revocation of a general release of claims in favor of the Company in form and substance satisfactory to the Company, which release becomes effective and irrevocable within sixty (60) days following the date of termination and which shall not impose on Executive any restrictive covenants or other post-employment obligations beyond those set forth in this Agreement, Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary through the date of termination; (ii) any accrued but unused vacation time through the date of termination; (iii) any unreimbursed business expenses properly incurred prior to the date of termination; (iv) continued payment of Executive’s Base Salary in effect immediately prior to the date of termination (or, if higher, in effect immediately prior to the occurrence of the event giving rise to Good Reason) for the Severance Period, payable in substantially equal installments over the Severance Period in accordance with the Company’s regular payroll practices; (v) if Executive timely elects to continue group health insurance coverage under COBRA or similar state law, payment by the Company of the premium for such coverage for Executive and Executive’s dependents for the Severance Period (or until Executive becomes eligible for substantially equivalent coverage through a subsequent employer, if earlier); (vi) any Annual Bonus for a fiscal year completed before the date of termination that has not been paid as of the date of termination, in the amount determined by the Compensation Committee in accordance with Section 2(b), payable at the time such Annual Bonus would otherwise have been paid (and in any event no later than June 15 following the end of such fiscal year); and (vii) an Annual Bonus for the fiscal year in which the date of termination occurs, determined by the Compensation Committee in accordance with Section 2(b) based on actual performance against the applicable KPIs for such fiscal year and calculated on the Base Salary actually paid to Executive for such fiscal year through the date of termination, payable at the time annual bonuses for such fiscal year are paid to the Company’s other senior executives, and in any event no later than June 15 following the end of such fiscal year. For purposes of this Agreement, the “Severance Period” means (A) three (3) months, if the date of termination occurs on or before the first anniversary of the Effective Date, and (B) six (6) months, if the date of termination occurs after the first anniversary of the Effective Date. Except as provided in Section 2(c)(iii) in connection with a Change in Control, Executive shall not be entitled to any accelerated or continued vesting of any outstanding equity awards in connection with any termination of employment, and all equity awards shall be governed by the terms of the Plan, the applicable award agreements, and Section 2(c)(iii) hereof.

(c) Mitigation; Offset

Executive shall not be required to seek other employment or take any other action to mitigate the amount of any payment provided for in this Section 5, and such payments shall not be offset or reduced by any compensation earned by Executive from other sources.

(d) Timing of Payments

Any payments to be made under this Section 5 shall be made within sixty (60) days following the date of termination, except for continuing salary payments which shall be made in accordance with the Company’s regular payroll practices. If the sixty (60)-day period following the date of termination begins in one calendar year and ends in the following calendar year, any payment conditioned on the release described in Section 5(b) that constitutes “deferred compensation” within the meaning of Section 409A of the Code shall be paid (or commence) in the second calendar year. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Code, then any payments that constitute “deferred compensation” within the meaning of Section 409A shall be delayed for a period of six (6) months following Executive’s “separation from service” (as defined under Section 409A) and shall then be paid in a lump sum, together with interest at the applicable federal rate.

6. NON-SOLICITATION AND NON-INTERFERENCE

(a) Non-Solicitation of Employees

During Executive’s employment with the Company, Executive shall not, directly or indirectly, individually or on behalf of any other person or entity: (i) solicit, encourage, or induce any employee of the Company Group to leave the employment of the Company Group; (ii) attempt to hire any employee of the Company Group; or (iii) participate in any effort or scheme to solicit, encourage, induce, or hire any employee of the Company Group. Following the termination of Executive’s employment for any reason, Executive shall not use or disclose any Confidential Information, including trade secrets, to solicit, encourage, or induce any employee of the Company Group to leave the employment of the Company Group.

(b) Non-Interference with Business Relationships

During Executive’s employment with the Company, Executive shall not, directly or indirectly, individually or on behalf of any other person or entity: (i) solicit, encourage, or induce any customer, client, vendor, supplier, or other business partner of the Company Group to cease doing business with the Company Group or to reduce the amount of business conducted with the Company Group; or (ii) interfere with any business relationship between the Company Group and any customer, client, vendor, supplier, or other business partner. Following the termination of Executive’s employment for any reason, Executive shall not use or disclose any Confidential Information, including trade secrets, to engage in any of the conduct described in the foregoing clauses (i) and (ii). At no time during or after Executive’s employment shall Executive make any statements or communications that disparage or are detrimental to the reputation or business interests of the Company Group; and the Company shall instruct the members of the Board and the Company’s executive officers, during their respective service as such, not to make any statements or communications that disparage Executive. Nothing in this Section 6(b) shall limit Executive’s rights under Section 3(e) hereof or prevent any person from making truthful statements required by law, regulation, stock exchange rule, or legal process, or in any proceeding to enforce this Agreement.

(c) Enforcement and Remedies

Executive acknowledges that the restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company and that any violation of these restrictions would cause irreparable harm to the Company that could not be adequately compensated by monetary damages. Accordingly, Executive agrees that the Company shall be entitled to seek injunctive relief to enforce the provisions of this Section 6 without the necessity of proving actual damages and without posting a bond. The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement of these restrictions.

7. INDEMNIFICATION

(a) General Indemnification

The Company shall indemnify and hold harmless Executive from and against any and all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, judgments, fines, penalties, and amounts paid in settlement (collectively, “Losses”) incurred by Executive in connection with any threatened, pending, or completed action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or affiliates, or is or was serving at the request of the Company as a director, officer, employee, or agent of another entity, whether or not the basis of such Proceeding is alleged action or inaction in an official capacity, to the fullest extent permitted by applicable law; provided, however, that the Company shall not be obligated to indemnify Executive for Losses arising out of Executive’s fraud, willful misconduct, or criminal conduct.

(b) Advancement of Expenses

The Company shall advance to Executive all reasonable costs and expenses (including attorneys’ fees) incurred by Executive in connection with any Proceeding prior to the final disposition of such Proceeding promptly upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking by Executive to repay the amounts so advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company.

(c) Survival

The rights to indemnification and advancement of expenses provided herein shall survive the termination of this Agreement and Executive’s employment with the Company and shall inure to the benefit of Executive’s heirs, executors, and administrators.

8. DISPUTE RESOLUTION

(a) Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles; provided, however, that matters relating to the internal affairs of the Company, including the authorization and issuance of its securities, shall be governed by the laws of the Cayman Islands.

(b) Arbitration

Except as provided in Section 8(c) below, any dispute, controversy, or claim arising out of or relating to this Agreement or Executive’s employment with the Company, including but not limited to claims for breach of contract, wrongful termination, discrimination, harassment, or violation of any federal, state, or local law, shall be resolved exclusively through final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules and Mediation Procedures then in effect. The arbitration shall be conducted before a single neutral arbitrator in Guilford County, North Carolina, and, upon the request of either party, any hearing may be conducted by videoconference. The arbitrator shall permit adequate discovery, shall apply the substantive law applicable to the claims asserted, and shall issue a written, reasoned decision. The arbitrator shall have the authority to award any remedy that would be available in a court of competent jurisdiction, including but not limited to damages, injunctive relief, and attorneys’ fees and costs. The Company shall pay all fees and costs unique to arbitration, including the arbitrator’s fees and AAA administrative fees, except for any filing fee that Executive would have been required to pay had the claim been filed in court. The arbitrator’s award shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction. This Section 8(b) shall not apply to any claim that, as a matter of controlling law, may not be subject to a mandatory pre-dispute arbitration agreement, including any claim covered by the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021 unless Executive elects to arbitrate such claim.

(c) Injunctive Relief

Notwithstanding the foregoing, either party may seek temporary or permanent injunctive relief in any court of competent jurisdiction to enforce the provisions of Sections 3, 6, or any other provision of this Agreement that relates to confidentiality, non-disclosure, non-solicitation, or protection of the Company’s proprietary information, and such action shall not be subject to arbitration.

9. GENERAL PROVISIONS

(a) Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties relating to such subject matter, including but not limited to Executive’s compensation proposal dated September 21, 2026 and any related term sheets, summaries, or correspondence.

(b) Amendment and Waiver

This Agreement may be amended or modified only by a written instrument signed by both parties. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise expressly provided.

(c) Assignment

This Agreement is personal to Executive and may not be assigned or transferred by Executive. The Company may assign this Agreement to any successor or affiliate without Executive’s consent, provided that such successor or affiliate assumes all obligations of the Company hereunder.

(d) Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired, and such provision shall be deemed modified to the minimum extent necessary to make such provision valid, legal, and enforceable.

(e) Notices

All notices required or permitted hereunder shall be in writing and shall be deemed given when personally delivered, when transmitted by confirmed facsimile or email, or three (3) business days after being sent by certified mail, return receipt requested, to the parties at the following addresses (or such other addresses as may be designated by written notice):

To the Company: OFA Group, 3720 Skypark Drive, Torrance, California 90505, Attention: Chief Executive Officer, Email: info@ofacorp.com

To Executive: Eugene M. Johnston, 3820 Blairwood St, High Point, North Carolina 27265, Email: gjohnston@live.com

(f) Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes.

(g) Section 409A Compliance

This Agreement is intended to comply with Section 409A of the Code, and shall be interpreted accordingly. If any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company and Executive shall cooperate to reform such provision to comply with Section 409A while preserving the economic benefits intended to be provided.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OFA GROUP:

By:	/s/ Li Hsien Wong
Name:	Li Hsien Wong
Title:	Chief Executive Officer

Date:	9/30/2026

EXECUTIVE:

By:	/s/ Eugene M. Johnston
Name:	Eugene M. Johnston

Date:	9/30/2026